Exhibit 99.1

Isabella Bank President Steven Pung Announces Retirement

Mt. Pleasant, Michigan, November 2, 2015 -Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX: ISBA), announced today that Steven D. Pung will retire as President of Isabella Bank, effective December 30, 2015. The Board of Directors has appointed Jerome E. Schwind, currently the Bank’s Executive Vice President and Chief Operations Officer, to serve as President and Chief Operations Officer of Isabella Bank effective December 31, 2015.
“Steve is a well-respected leader at Isabella Bank and within our communities. He has led by example and has been instrumental in cultivating talent within our organization. His commitment to community banking, passion for the Isabella Bank culture, and enthusiasm for innovation have been instrumental in our growth and enhancing our brand. We are thankful for his 36 years of service to Isabella Bank,” commented Chief Executive Officer Jae Evans.
Steve has been a member of the Isabella Bank family since 1979. He began his career as the Director of Personnel and went on to serve in several leadership roles including Senior Vice President of Operations, Chief Operations Officer, and Executive Vice President. In 2012, he became President of Isabella Bank. He earned his bachelor’s degree from Central Michigan University and graduated from the Robert Perry School of Banking at CMU, the Graduate School of Banking at the University of Wisconsin, Madison, and the Dale Carnegie Leadership Program.
In addition to his leadership at the Bank, Steve is also a devoted volunteer in the community. He currently serves as president for the Mt. Pleasant Area Community Foundation (MPACF), chair of the Art Reach Board of Trustees, a director for the McLaren-Central Michigan Hospital Board, a member of the Mt. Pleasant First United Methodist Church Board of Trustees, and a director for the Chippewa Watershed Conservancy. Throughout his career, he also served many other organizations including the United Way of Isabella County, Mt. Pleasant Public Schools Board of Education, Mt. Pleasant Chamber of Commerce, and the Downtown Development Board. He and his wife, Sue, live in Mt. Pleasant.
For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.